Exhibit 5.1

                                                                 October 8, 2004

Patient Infosystems, Inc.
46 Prince Street
Rochester, New York 14607

Dear Sirs:

     We have acted as counsel for Patient Infosystems, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 3,500,000 shares of Common Stock, par value $0.01 per share, of the Company (the "Plan Shares"), issuable pursuant to the Patient Infosystems, Inc. Stock Option Plan (the "Plan") and 50,000 shares of Common Stock of the Company issuable upon exercise of a warrant held by a consultant of the Company (the "Warrant Shares" and collectively with the Plan Shares the "Shares").

     In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of the Company, the Plan, and such other certificates, records, instruments and documents, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinion set forth below. In such examination, we have assumed the genuiness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, we are of the opinion that:

     (1) Upon issuance and delivery by the Company of the Plan Shares pursuant to the provisions of the Plan and payment of the purchase price therefor in accordance with the terms set forth in the Plan, in cash or other consideration permitted under Section 152 of the Delaware General Corporation Law, the Plan Shares issued thereunder will be legally issued, fully paid and non-assessable.

     (2) Upon issuance and delivery by the Company of the Warrant Shares pursuant to the provisions of the warrant and payment of the purchase price therefor in accordance with the terms of the warrant, in cash or other consideration permitted under Section 152 of the Delaware General Corporation Law, the Warrant Shares will be legally issued, fully paid and non-assessable.

     The issuance of the Shares is subject to the  continuing  effectiveness  of
the   Registration   Statement  and  the   qualification,   or  exemption   from
registration, of such Shares under certain state securities laws.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                   Very truly yours,

                                                   /s/ McCarter & English, LLP

                                                   McCarter & English, LLP